Exhibit 99.1

CONTACT:
Edward B. Kornfeld
President
Chief Financial Officer
Porta Systems Corp.
(516) 364-9300

                              FOR IMMEDIATE RELEASE
               PORTA SYSTEMS CORP. REPORTS RESULTS FOR THE QUARTER
                              ENDED MARCH 31, 2004

Syosset, NY - May 13, 2004 - Porta Systems Corp. (OTC.BB:PYTM)) today reported an operating income for the quarter ended March 31, 2004 of $1,151,000, compared to an operating loss of $1,135,000 for the quarter ended March 31, 2003. The Company recorded a net income of $828,000, $.08 per share (basic and diluted), for the quarter ended March 31, 2004 versus a net loss of $1,426,000, $(.14) per share (basic and diluted), for the comparable quarter in 2003.

Sales for all units were $8,100,000 for the quarter ended March 31, 2004 versus $4,374,000 for the quarter ended March 31, 2003, an increase of $3,726,000 (85%). Copper Connection/Protection sales were $5,987,000 for the 2004 quarter versus $2,396,000 for the 2003 quarter. The increase for the quarter of $3,591,000 (150%) reflects increased sales to a customer in the United Kingdom. We anticipate a lower level of sales to this customer, for the second quarter, based upon current and projected order rates.

Signal  Processing  sales for the quarter  ended March 31, 2004 were  $1,303,000 versus $1,065,000 for the quarter ended March 31, 2003. This increase of $238,000 (22%) from $1,065,000 to $1,303,000 was the result of our ability to ship orders from backlog on a more timely basis than the comparable quarter of 2003. OSS sales were $811,000 for the quarter ended March 31, 2004 versus $913,000 for the quarter ended March 31, 2003. The decreased sales resulted from a lower level of new contracts resulting from the slowdown in the telecommunications market and the reduction in the scope of our OSS operations.

The overall gross margin for all business units was 39% for the quarter ended March 31, 2004 vs. 23% for the quarter ended March 31, 2003. This increase in gross margin is attributable to the increased level of sales in the Copper Connection/Protection business, which enabled us to better absorb certain fixed expenses and, to a lesser extent, reduced OSS operating costs.

Operating expenses for the quarter ended March 31, 2004 decreased by $149,000 (7%), when compared to last year's quarter. This decrease relates to reduced consulting services and commission expenses and a reduction in product development for our OSS business unit.

                                    - more -

                                                                    Exhibit 99.1
Porta Systems Corp., Press Release                                  Page 2
May 13, 2004

The Company's Copper Connection/Protection business unit operated profitably during the quarter, with operating income of $1,636,000 vs. a breakeven operation for the prior year. The Signal Processing unit operated profitably during the quarter, with operating income of $455,000 vs. $349,000 for the first quarter of 2003. The OSS unit incurred an operating loss of $298,000 compared to an operating loss of $853,000 in 2003.

Porta Systems Corp. designs, manufactures, markets and supports communication equipment used in telecommunications, video and data networks worldwide.

Statements in this press release may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in the Company's filings with the Securities and Exchange Commission filings, including the Risk Factors included in the Form 10-K for the year ended December 31, 2003 and the Management's Discussion and Analysis of Financial Conditions and Results of Operations in the Form 10-K for the year ended December 31, 2003 and the Form 10-Q for the quarter ended March 31, 2004. In addition, such statements could be affected by general industry and market conditions and growth rates, and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

                            -See Accompanying Table-

                                                                    Exhibit 99.1

                      Porta Systems Corp. and Subsidiaries
                 Condensed Consolidated Statement of Operations
                          Three months ended March 31,
                  (Dollars in thousands except per share data)

                                                    Three months ended March 31,
                                                       2004            2003
                                                      -------         -------

Sales                                                 $ 8,100         $ 4,374
                                                      -------         -------

Gross profit                                            3,130             993
                                                      -------         -------

Total operating expenses                                1,979           2,128
                                                      -------         -------

Operating income (loss)                                 1,151          (1,135)

Interest expense, net                                    (323)           (306)
                                                      -------         -------

Income (loss) before income taxes                         828          (1,441)

Income tax benefit                                          0              15
                                                      -------         -------

Net income (loss)                                     $   828         $(1,426)
                                                      =======         =======
Per share data:

Basic per share amounts:
Net income (loss) per share                           $  0.08         $ (0.14)
                                                      =======         =======
Weighted average shares
  Outstanding (in thousands)                            9,972           9,972
                                                      =======         =======
Diluted per share amounts:
Net income (loss) per share                           $  0.08         $ (0.14)
                                                      =======         =======
Weighted average shares
  Outstanding (in thousands)                            9,972           9,972
                                                      =======         =======

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